Exhibit 99.1

LEINER HEALTH PRODUCTS APPOINTS KEVIN MCDONNELL EXECUTIVE VICE PRESIDENT,
CHIEF FINANCIAL OFFICER

Contacts:	Rob Reynolds	Jody Burfening/Harriet Fried
	Chief Operating Officer	Lippert/Heilshorn & Assoc.
	310-952-1511	212-838-3777

Carson, CA — July 20, 2006 — Leiner Health Products Inc. today announced the appointment of Kevin McDonnell to the position of Executive Vice President, Chief Financial Officer.

“Kevin brings more than 22 years of high-level corporate finance experience in a variety of industries, ranging from consumer products to technology, and will be a key member of Leiner’s senior management team,” said Robert Reynolds, Chief Operating Officer. “His in-depth experience with both public and private companies will enable him to provide additional leadership and direction in the development and execution of our strategic plan.”

Before joining Leiner, McDonnell served as Chief Financial Officer of Memorex Corporation, a global leader in the sale of blank CD and DVD media. Memorex was sold to Imation Corporation, headquartered in Minneapolis, in April of this year.

Prior to that, McDonnell was Chief Financial Officer and Senior Vice President of Catalytic Solutions Inc., Chief Financial Officer and Senior Vice President of Digital Insight Corporation, and Executive Vice President and Chief Financial Officer of Rockford Industries. In addition, he previously held CFO positions with Printrak International and Mobile Technology Inc.

McDonnell earned a degree in Finance (cum laude) from Loyola Marymount University and a J.D. from Loyola Law School.

About Leiner Health
Founded in 1973, Leiner Health Products, headquartered in Carson, Calif., is America's leading manufacturer of store brand vitamins, minerals, and nutritional supplements and its second largest supplier of over-the-counter pharmaceuticals in the food, drug, mass merchant and warehouse club (FDMC) retail market, as measured by retail sales. Leiner provides nearly 50 FDMC retailers with over 3,000 products to help its customers create and market high quality store brands at low prices. It also is the largest supplier of vitamins, minerals and nutritional supplements to the US military. Leiner markets its own brand of vitamins under YourLife® and sells over-the-counter pharmaceuticals under the Pharmacist's Formula® name. Last year, Leiner distributed over 28 billion doses that help offer consumers high quality, affordable choices to improve their health and wellness.